Exhibit 99.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797
                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com



                                  PRESS RELEASE

Release Date:
-------------
November 09, 2005
-----------------
                                                For Further Information:
                                                A. David Evans, President/CEO
                                                318-377-0523
                                                E-mail-mbldavid@shreve.net
                                                --------------------------

                                                             Or

                                                Becky T. Harrell, Treasurer/CFO
                                                318-377-0523
                                                E-mail-mblbecky@shreve.net
                                                --------------------------


         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 3rd QUARTER OF
               FISCAL 2005, ITS 13th QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - November 09, 2005-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today
-------------------------------------------------------------------------
reported net income for the quarter ended September 30, 2005 of $324,000 or $.23 per diluted share, as compared to net income of $368,000 or $0.25 per diluted share for the quarter ended September 30, 2004. The $44,000 or 11.96% decrease was primarily due to increased operating expenses partially offset by a $46,000.00 or 4.47% increase in net interest income for the three months ended September 30, 2005. The increase in net interest income reflects an increase in the loan portfolio that was funded primarily by increased borrowings.

For the nine months ended September 30, 2005, the Company reported net income of $999,000 or $.70 per diluted share, as compared to $973,000 of $.68 per diluted share for the same period in 2004. The 2.67% increase reflected increased net interest income partially offset by increased operating expenses.

At September 30, 2005, Minden Bancorp, Inc. had total assets of $109.6 million, a 0.18% decrease from total assets of $109.8 million at September 30, 2004. The change in total assets reflected a decrease in deposits and investment securities partially offset by an increase in the loan portfolio and borrowings. At September 30, 2005, stockholders' equity amounted to $18.8 million or $14.21 per share compared to $18.4 million or $13.63 per share at September 30, 2004. Stockholders' equity increased slightly as the Company used its net income to fund the repurchase of its shares as well as fund dividends to stockholders.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 95 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                              MINDEN BANCORP, INC.
                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                          Three Months            Nine Months
                                             Ended                   Ended
                                          September 30           September 30
                                       -----------------------------------------
                                         2005       2004       2005       2004
                                       -----------------------------------------
Interest income, including fees        $  1,646   $  1,432   $  4,753   $  4,131
Interest expense                            571        403      1,514      1,159
                                       --------   --------   --------   --------
Net interest income                       1,075      1,029      3,239      2,972
Provision for loan losses                     0          0          0          0
Other operating income                       79         74        239        219
Other operating expenses                    663        545      1,964      1,716
                                       --------   --------   --------   --------
Income before income taxes                  491        558      1,514      1,475
Income tax expense                          167        190        515        502
                                       --------   --------   --------   --------
Net income                             $    324   $    368   $    999   $    973
                                       ========   ========   ========   ========

Basic earnings per share               $   0.24   $   0.27   $   0.75   $   0.72
                                       ========   ========   ========   ========

Fully diluted earnings per share       $   0.23   $   0.25   $   0.70   $   0.68
                                       ========   ========   ========   ========

                              MINDEN BANCORP, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In Thousands)

                                              September 30       September 30
                                              ---------------------------------
                                                   2005               2004
                                              ---------------------------------
Total assets                                  $       109,621   $       109,759
Cash and cash equivalents                               2,610             1,840
Investment securities                                  32,599            42,133
Loans receivable - net                                 69,229            61,325
Deposits                                               67,081            70,732
Total borrowings                                       22,500            19,475
Total stockholders' equity                             18,794            18,390